Exhibit 99.3

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1).  Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (and any amendments thereto) with respect to the common shares beneficially owned by each of them, of National Interstate Corporation, an Ohio corporation. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D and any amendments thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 7th day of March 2016.

AMERICAN FINANCIAL GROUP, INC.

By:	/s/ Vito C. Peraino
Name: Vito C. Peraino
Title: Senior Vice President and General Counsel

GREAT AMERICAN INSURANCE COMPANY

By:	/s/ Eve Cutler Rosen
Name: Eve Cutler Rosen
Title: Senior Vice President, General Counsel and Secretary